Exhibit 4.4.1

***Portions marked with asterisks within brackets have been omitted pursuant to a request for confidential treatment, and have been filed separately in connection with such request.

AMENDMENT TO TRANSITIONAL SERVICES AGREEMENT

          This AMENDMENT (the “Amendment”) is entered into as of June 8, 2004, by and among REUTERS LIMITED (“Reuters”), a company organized under the laws of England and Wales under registered number 3918478, having its principal place of business at 85 Fleet Street, London, EC4P 4AJ; and MONEYLINE TELERATE HOLDINGS, MONEYLINE TELERATE, and MONEYLINE TELERATE INTERNATIONAL (collectively, “Moneyline”), corporations organized under the laws of Delaware, and each having its principal place of business at 233 Broadway, 24th Floor, New York, NY 10279.

          WHEREAS, Reuters and Moneyline entered into a Transitional Services Agreement as of June 2, 2003, and effective as of October 18, 2001, as amended by that certain Settlement Agreement, dated as of October 16, 2003, between Reuters, Moneyline and One Equity Partners, LLC (“OEP”) (the “TSA”);

          WHEREAS, pursuant to a letter of intent dated as of May 20, 2004 (the “LOI”), Reuters expressed a preliminary non-binding indication of interest in engaging in an acquisition, business combination or other transaction with Moneyline Telerate Holdings (the “Transaction”);

          WHEREAS, to ensure that Moneyline is focused as much as possible on completion of the Transaction and the ongoing operation of its business in the ordinary course while the Transaction is negotiated or pending, the parties have agreed, pursuant to Section 24.10 of the TSA, to extend the term of the TSA and the term of the software licenses therein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	The following definitions are hereby added to Section 1.01 of the TSA:

“Definitive Agreement” means a mutually agreed definitive agreement providing for a Transaction executed between Reuters and Moneyline or affiliates thereof in which the parties thereto explicitly acknowledge that such agreement shall be considered a Definitive Agreement hereunder.

“Extension Period” means a term equal to three (3) months (or, if a Definitive Agreement has been executed, an additional six (6) months for a total of nine (9) months) plus one (1) additional month for each one (1) month period (or portion thereof) that elapses between the LOI Date and the earlier of:

(i) if a Definitive Agreement is executed, the date of termination of such Definitive Agreement in accordance with its terms;

(ii) prior to execution of a Definitive Agreement, the date on which Moneyline or OEP provides written notice terminating discussions with respect to the Transaction pursuant to paragraph 8 of the LOI; and

(iii) prior to execution of a Definitive Agreement, the date on which Reuters provides written notice terminating discussions with respect to the Transaction.
“LOI” means the letter of intent dated as of the LOI Date, in which Reuters expressed a preliminary non-binding indication of interest in engaging in a Transaction.

“LOI Date” means May 20, 2004.

“Transaction” shall have the meaning ascribed to such term in the LOI.

2.	The definition of “Software License Term” in Section 1.01 of the TSA is hereby deleted in its entirety and replaced with the following:

“Software License Term” means the following, subject in each case to earlier termination in accordance with this Agreement:

(i) for Add-On Software, TelerateFeed and TelerateFeed SDK, BridgeFeed and BridgeFeed SDK, and Telerate Channel, the period commencing on the Moneyline Closing Date and ending on the date that is three years from the Effective Date plus the Extension Period;

(ii) perpetual, in the case of Telerate Workstation Version 6.x, and BridgeStation Version 6.x;

(iii) for all other Software listed on Exhibit F and Exhibit G, the lesser of (x) the period commencing on the Moneyline Closing Date and ending on the date that is four years from the Effective Date plus the Extension Period, and (y) the period during which Reuters is providing the services set forth in Reuters Market Data Services and Data Management Schedule in connection with which the Software is designed to operate; and

(iv) with respect to the Software set forth on Exhibit I, for the extended term set forth in Section 6.06.

3.	Section 6.04(a) of the TSA is hereby deleted in its entirety and replaced with the following:

(a) Supply of Releases. During the applicable Software License Term for the Exhibit F and Exhibit G Software (not including any extension thereof pursuant to Section 6.06) and for three years from the Moneyline Closing Date plus the Extension Period for Telerate Workstation Version 6.x or BridgeStation Version 6.x, Reuters will provide Moneyline with generally available (i) maintenance releases (including fixes and patches but excluding new functionality) (“Releases”) and (ii) enhancements for use with the licensed versions (but not to any other versions) (“Enhancements”) of the Exhibit F and 6.02(b)(i) Software and the Object Code form of Telerate Workstation Version 6.x and BridgeStation Version 6.x (but not to any other versions), and also other enhancements to the foregoing Software as may be necessary to maintain software compatibility and functionality with the Reuters Network, at the same time they are generally implemented or made generally available to Reuters customers as part of Reuters own business as a commercially launched (rather than an Alpha or Beta or similar test release) product to customers.

4.	Section 6.04(d)(1) of the TSA is hereby deleted in its entirety and replaced with the following:

(1) Reuters maintenance and support obligations with respect to Telerate Workstation Version 6.x and BridgeStation Version 6.x shall terminate on the date that is three years from the Moneyline Closing Date plus the Extension Period.

5.	Section 6.07(a) of the TSA is hereby deleted in its entirety and replaced with the following:

(a) Reuters hereby grants to Moneyline for a period of three (3) years from the Moneyline Closing Date plus the Extension Period, and subject to the terms and conditions of this Agreement (including Sections 4.02, 6.05 and 14 hereof), the limited, non-exclusive, non-assignable and non-transferable right to receive and use the content which Reuters distributes generally to its clients in connection with the EJV Software to the extent that Reuters has self-sourced any such content without any receipt from or any obligation to, any other third parties in relation to the use, access, storage, or redistribution thereof (“EJV Self-Sourced Content”) and, in all cases, solely in relation to the operation by Moneyline of the Telerate Business. The license shall be non-sublicensable, except as part of its standard services and only in accordance with Sections 6.02(e) or 6.03, as applicable. Moneyline shall ensure that all members of the Moneyline Group, Permitted Distributors or Moneyline Clients, conform to the requirements set forth in Exhibits A and B as applicable including accurate reporting of users and the designation of Reuters as a third party beneficiary and which agreement is subject to the audit provisions set forth in Section 9.03. Moneyline shall be primarily liable for the compliance of all members of the Moneyline Group, Permitted Distributors and Moneyline Clients.

6.	Section 15.01 of the TSA is hereby deleted in its entirety and replaced with the following:
Section 15.01. Term. Except where a shorter term is set forth in a Schedule for a particular Service or for a particular Software License Term and subject to Section 15.07, the term of this Agreement shall commence on the Effective Date and shall remain in effect for a period equal to four (4) years from the Effective Date plus the Extension Period, unless earlier terminated pursuant to Section 11.01(b), 11.02(b), or the terms of this Article XV (the “Term”).

Neither party may terminate this Agreement for any reason or on any basis other than as expressly set forth in this Article XV.

7.	The chart in Section 4(A)(i) of the Reuters Cost and Resource Schedule is hereby deleted in its entirety and replaced with the following:

Year	Period	Monthly Ticker Plant Charges

First	October 18, 2001-October 17, 2002	[ * * * ]

Second	October 18, 2002-October 17, 2003	[ * * * ]

Third	October 18, 2003- October 17, 2004	[ * * * ]

Fourth	October 18, 2004- October 17, 2005	[ * * * ]

Extension Period	From and after October 18, 2005	[ * * * ]

8.	Section 5(A)(vi) of the Reuters Cost and Resource Schedule is hereby deleted in its entirety and replaced with the following:

(vi)	Notwithstanding the foregoing, the License Fees will be discounted as follows: [ * * * ]

9.	The chart in Section 5(C) of the Reuters Cost and Resource Schedule is hereby deleted in its entirety and replaced with the following:

[ * * * ]	[ * * * ]	[ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]

10.	The chart in Section 5(D) of the Reuters Cost and Resource Schedule is hereby deleted in its entirety and replaced with the following:

[ * * * ]	[ * * * ]	[ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]

[ * * * ]	[ * * * ]	[ * * * ]

11.	Miscellaneous Provisions.

(a) As amended hereby, the TSA is ratified and confirmed in all respects and the TSA as so supplemented by this Amendment shall be read, taken and construed as one and the same instrument.

(b) Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(c) This Amendment constitutes the complete and exclusive understanding between the parties, and supersedes any prior understandings (including paragraph 3 of the LOI, which upon execution hereof shall be null and void), agreements, or representations by or among the parties, written or oral, regarding the subject matter herein; provided, however, that nothing contained herein shall be deemed to supercede any obligation of the parties hereto under that certain Settlement Agreement, dated as of October 16, 2003, between Reuters, Moneyline and OEP, including, but not limited to, OEP’s Guaranteed Obligations under Section 3 thereof, which OEP acknowledges shall apply fully to the TSA as amended hereby.

(d) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) No amendment of any provision of this Amendment shall be valid unless the same shall be in writing and signed by Reuters and Moneyline.

(f) This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, as such laws are applied to agreements made, entered into, performed entirely within New York by New York residents without regard to the actual residence or domicile of the parties and without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date first above written.

MONEYLINE TELERATE HOLDINGS

By:	/s/ Christopher Feeney Name: Christopher Feeney Title: CEO

MONEYLINE TELERATE

By:	/s/ Christopher Feeney Name: Christopher Feeney Title: CEO

MONEYLINE TELERATE INTERNATIONAL

By:	/s/ Christopher Feeney Name: Christopher Feeney Title: CEO

ONE EQUITY PARTNERS (solely for purposes of Section 11(c))

By:	/s/ David Walsh Name: David Walsh Title: Partner

REUTERS LIMITED

By:	/s/ David Grigson Name: David Grigson Title: Director